Exhibit 10.22
NON-MANAGEMENT DIRECTOR COMPENSATION

Non-Management Directors:
•Each Director will receive a Board retainer of $115,000 (prorated for partial periods of service), payable in quarterly installments in arrears.
•Each Director will receive an annual Committee retainer of $10,000 (prorated for partial periods of service) for each Committee of which such Director is a member, payable in quarterly installments in arrears.
•The Chairs of the following committees will receive an additional annual Committee Chair retainer of the amounts indicated (prorated for partial periods of service), payable in quarterly installments in arrears: Audit Committee - $27,500; Compensation Committee - $25,000; Governance and Nominating Committee - $20,000.
•Each Director will receive a quarterly deferred stock unit grant, with a value equal to $60,000 (i.e., $240,000 per year) (prorated for partial periods of service), based on the average of the high and low trading prices of the Company’s common stock averaged over the last ten trading days of the quarter. These units will be fully vested when granted and will be distributed to the Director on the second anniversary of the grant date unless the Director makes an election prior to the end of the preceding calendar year (or, for Board service beginning during a calendar year, within 10 calendar days of commencement of service) to defer distribution until termination of the Director’s service on the Board. The units will be distributed 100% in shares of the Company’s common stock.
•Unless the Board exempts a Director, each Director will be required to retain at all times stock representing no less than 50% of the after-tax value of exercised options and shares received upon distribution of deferred stock units until the director holds shares sufficient to meet any equity retention guidelines set forth in the Company’s Corporate Governance Guidelines.

Independent Lead Director
•The Director elected Lead Director shall receive as compensation for such Director’s services as Lead Director a fee of $60,000 per year in addition to the compensation received by the Director for such Director’s service as a Director and on Committees of the Board.